Amendment to Investment Sub-Advisory Agreement Among Curian Capital, LLC,
Pacific Investment Management Company LLC, and Curian Series Trust

This Amendment is made by and between Curian Captial, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), Pacific Investment Management Company LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser"), and Curian Series Trust, a Massachusetts business trust ("Trust").

Whereas, the Adviser, the Sub-Adviser, and the Trust (collectively, the "Parties") entered into an Investment Sub-Advisory Agreement effective as of July 1, 2011, as amended ("Agreement"), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement (each a "Fund" and collectively, the "Funds").

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Parties have agreed to reduce the sub-advisory fees for the Curian/PIMCO Total Return Fund, effective September 2, 2015 (the "Effective Date"), and, in connection with said reduction, to amend Schedule B to the Agreement accordingly.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 2, 2015, attached hereto.
2.
Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.  Commencing as of the Effective Date, all references to the term "Agreement" shall mean the Agreement, as amended hereby.

In Witness Whereof, the Parties have caused this Amendment to be executed as of this 14th day of August 2015, effective September 2, 2015.

Curian Capital, LLC	Pacific Investment Management Company LLC

By: /s/ Mark Mandich	By: /s/ Brent L. Holden
Name: Mark Mandich	Name: Brent L. Holden
Title: President and CEO	Title: Managing Director

Curian Series Trust

By: /s/ Diana Gonzalez
Name: Diana Gonzalez
Title: Assistant Vice President

Schedule B
Dated September 2, 2015
(Compensation)

Curian/PIMCO Income Fund (#7852)

For the Curian/PIMCO Income Fund, Sub-Adviser's account #7852, the following fee schedule shall apply:

Curian/PIMCO Income Fund - 7852

Average Daily Net Assets	Annual Rate
All Assets	0.25%

Curian/PIMCO Total Return Fund (#6852)

For the Curian/PIMCO Total Return Fund, Sub-Adviser's account #6852, the following fee schedule shall apply:

Curian/PIMCO Total Return Fund - 6852

Average Daily Net Assets	Annual Rate[1]
First $1 Billion	0.25%
Thereafter	0.20%[2]

1The annual rates shall apply to all the amounts in the Curian/PIMCO Total Return Fund (Sub-Adviser's Account #6852).  The fee is computed based on the combined market value of the Total Return portfolios of Curian and JNL (Sub-Adviser's Accounts  #6852 and #852), and Sub-Adviser will aggregate Total Return assets to derive an average fee to be applied to all amounts in the Curian/PIMCO Total Return Fund (Sub-Adviser's Account #6852).

2 For the period September 2, 2015 through December 31, 2017, Sub-Adviser has agreed to waive a portion of the fee for assets above $3 billion, such that the fee will be charged at an annual rate of (i) 0.25% of the average daily net assets for the first $1 billion; (ii) 0.20% of the average daily net assets for the next $2 billion; and (iii) 0.175% of the average daily net assets for all amounts thereafter. The annual rates shall apply to all the amounts in the Curian/PIMCO Total Return Fund (Sub-Adviser's Account #6852).  The fee is computed based on the combined market value of the Total Return portfolios of Curian and JNL (Sub-Adviser's Accounts  #6852 and #852), and Sub-Adviser will aggregate Total Return assets to derive an average fee to be applied to all amounts in the Curian/PIMCO Total Return Fund (Sub-Adviser's Account #6852).

"Fund" and "Funds" shall have the same meaning as set forth in the Agreement.

Aggregate Net Asset values and market value are determined by the Fund Accountant.